Exhibit 99.1

MacroGenics Provides Update on Corporate Progress and Second Quarter 2017 Financial Results

ROCKVILLE, MD, August 2, 2017 – MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases, today provided a corporate progress update and reported financial results for the quarter ended June 30, 2017.
“MacroGenics’ broad portfolio of product candidates continues to advance. We are very encouraged by the data we’ve seen to date in our Phase 1 study of flotetuzumab, a CD123 x CD3 bispecific DART® molecule, and we look forward to presenting the updated interim results from this trial in an oral presentation at ESMO in September,” said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. “In addition, we continue to make progress with margetuximab, our B7-H3-based franchise and our PD-1-targeted franchise. During the second quarter, our IND for MGD013, which targets PD-1 and LAG-3, was cleared by FDA and we expect to dose the first patients in the coming weeks. I look forward to sharing updates on our pipeline and further defining our future development strategies over the remainder of the year.”

Key Pipeline Highlights
Margetuximab. Recent highlights related to the Company’s Fc-optimized monoclonal antibody that targets the human epidermal growth factor receptor 2, or HER2, include:

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Phase 3 Metastatic Breast Cancer Study. The pivotal SOPHIA study is evaluating the efficacy of margetuximab plus chemotherapy compared to trastuzumab plus chemotherapy in approximately 530 relapsed/refractory HER2-positive metastatic breast cancer patients. MacroGenics remains on track for completing enrollment of this study by late 2018.

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Phase 2 Gastric Cancer Study. The Company continues to enroll advanced HER2-positive gastric and gastroesophageal junction cancer patients in its combination study of margetuximab with an anti-PD-1 antibody. MacroGenics expects to complete enrollment of this study in 2017.

B7-H3 Franchise. MacroGenics is developing a portfolio of therapeutics that target B7-H3, a member of the B7 family of molecules involved in immune regulation. The Company is advancing multiple programs that target B7-H3 through complementary mechanisms of action that take advantage of this antigen's broad expression across multiple solid tumor types. These molecules include:

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Enoblituzumab: The Company continues to recruit patients in multiple ongoing studies of enoblituzumab, an Fc-optimized monoclonal antibody that targets B7-H3. These studies include a monotherapy study that includes patients with bladder or prostate cancer and a combination study with an anti-PD-1 antibody.

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MGD009: This DART molecule targeting B7-H3 and CD3 is being evaluated in a Phase 1 study across multiple solid tumor types. The Company expects to establish the dose and schedule for MGD009 administration as well as initiate expansion cohorts in multiple tumor types in 2017.

•	MGC018: The Company is conducting activities to support the submission of an Investigational New Drug (IND) application for this anti-B7-H3 antibody drug conjugate in 2018.

PD-1-Directed Immuno-Oncology Franchise. MacroGenics is advancing several PD-1-directed programs, which will enable both a broad set of combination opportunities across the Company’s portfolio and provide further differentiation from existing PD-1-based treatment options. The first of these are:

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MGA012. The Company’s proprietary anti-PD-1 monoclonal antibody is enrolling patients in the dose escalation segment of its Phase 1 clinical study and expects to define a target dose and schedule soon. To date, the antibody has been well tolerated up to 10 mg/kg. With anti-PD-1 therapy becoming a mainstay of cancer treatment across multiple tumor types, MacroGenics believes MGA012 will be the basis for potential combination therapy with several of the molecules in its pipeline. The Company plans to initiate the first such study of MGA012 in combination with another internal program by year end 2017, subject to regulatory feedback.

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MGD013. MacroGenics is developing MGD013, a DART molecule, to provide co-blockade of two immune checkpoint molecules expressed on T cells, PD-1 and LAG-3, for the potential treatment of a range of malignancies. The Company’s IND submitted for MGD013 was cleared by FDA in May and commencement of enrollment is expected imminently.

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PD-1 x CTLA-4. MacroGenics continues to advance its preclinical bispecific DART and trispecific TRIDENT™ molecules that bind to and inhibit ligand interaction with PD-1 and CTLA-4, resulting in enhanced T-cell activation. By targeting these clinically validated checkpoint molecules simultaneously, MacroGenics’ DART and TRIDENT proteins hold the promise of enhanced anti-tumor activity together with a simplified development path.

Additional DART Clinical Programs. Other DART molecules being led by MacroGenics in Phase 1 clinical development include flotetuzumab (CD123 x CD3, also known as MGD006 and S80880), MGD007 (gpA33 x CD3) and MGD010 (CD32B x CD79B). Updates on these programs include:

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Flotetuzumab. In July, MacroGenics was notified that its abstract titled “Interim Results from a Phase 1 First-in-Human study of flotetuzumab, a CD123 x CD3 bispecific DART molecule, in AML/MDS” had been accepted for oral presentation at the European Society for Medical Oncology Annual Congress, ESMO 2017. The Company continues to recruit patients with acute myeloid leukemia or myelodysplastic syndrome in the U.S. and Europe and has established a recommended dose and schedule and has initiated expansion cohorts for this study.

•	MGD007. MacroGenics continues to recruit patients with colorectal cancer in a Phase 1 study. The Company has initiated various expansion cohorts to define a recommended dose and schedule.

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MGD010. In June, MacroGenics presented updated data from its Phase 1 study of MGD010 at the EULAR Annual European Congress of Rheumatology. The Company highlighted data demonstrating that a single dose administration of MGD010 at either 3 or 10 mg/kg delivers an immunomodulatory effect that counters B-cell function.

Second Quarter 2017 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2017, were $243.7 million, compared to $285.0 million as of December 31, 2016.

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Revenue: Total revenue, consisting primarily of revenue from collaborative agreements, was $1.7 million for the quarter ended June 30, 2017, compared to $80.7 million for the quarter ended June 30, 2016. This decrease was primarily due to the receipt of $75.0 million in 2016 as an upfront payment under a collaboration and license agreement with Janssen for MGD015. Revenue from collaborative agreements includes the recognition of deferred revenue from payments received in previous periods as well as payments received during the period.

•	R&D Expenses: Research and development expenses were $34.5 million for the quarter ended June 30, 2017, compared to $33.3 million for the quarter ended June 30, 2016.

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G&A Expenses: General and administrative expenses were $8.4 million for the quarter ended June 30, 2017, compared to $7.2 million for the quarter ended June 30, 2016. This increase was primarily due to increased professional fees, including consulting expenses, and increased employee compensation and benefit expense to support our overall growth.

•	Net Loss: Net loss was $40.7 million for the quarter ended June 30, 2017, compared to net income of $40.5 million for the quarter ended June 30, 2016.

•	Shares Outstanding: Shares outstanding as of June 30, 2017 were 36,680,522.

Conference Call Information

MacroGenics will host a conference call today at 4:30 pm (EDT) to discuss financial results for the quarter ended June 30, 2017 and provide a corporate update. To participate in the conference call, please dial (877) 303-6253 (domestic) or (973) 409-9610 (international) five minutes prior to the start of the call and provide the Conference ID: 50966747.
The recorded, listen-only webcast of the conference call can be accessed under "Events & Presentations" in the Investor Relations section of the Company's website at http://ir.macrogenics.com/events.cfm. A replay of the webcast will be available shortly after the conclusion of the call and archived on the Company's website for 30 days following the call.

MACROGENICS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands)

	June 30, 2017 (unaudited)	December 31, 2016
Cash, cash equivalents and investments	$243,660	$284,982
Total assets	274,846	311,263
Deferred revenue	12,440	14,306
Total stockholders' equity	231,348	268,751

MACROGENICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Revenue from collaborative agreements	$1,081	$78,497	$2,359	$80,390
Revenue from government agreements	585	2,176	1,361	3,129
Total revenues	1,666	80,673	3,720	83,519

Costs and expenses:
Research and development	34,461	33,340	67,262	60,686
General and administrative	8,384	7,239	15,846	13,372
Total costs and expenses	42,845	40,579	83,108	74,058

Income (loss) from operations	(41,179)	40,094	(79,388)	9,461

Other income	525	370	1,078	640
Net income (loss)	(40,654)	40,464	(78,310)	10,101

Other comprehensive income (loss):
Unrealized gain (loss) on investments	25	7	(1)	64
Comprehensive income (loss)	$(40,629)	$40,471	$(78,311)	$10,165

Basic net income (loss) per common share	$(1.14)	$1.17	$(2.21)	$0.29
Diluted net income (loss) per common share	$(1.14)	$1.12	$(2.21)	$0.28
Basic weighted average number of common shares outstanding	35,784,804	34,616,197	35,373,799	34,560,021
Diluted weighted average number of common shares outstanding	35,784,804	36,017,411	35,373,799	35,966,987

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at

www.macrogenics.com. MacroGenics, the MacroGenics logo, DART and TRIDENT are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company's strategy, future operations, clinical development of the Company's therapeutic candidates, milestone or opt-in payments from the Company's collaborators, the Company's anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words "subject to", "believe", "anticipate", "plan", "expect",
"intend", "estimate", "project", "may", "will", "should", "would", "could", "can", the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company's product candidates and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

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Contacts:
Jim Karrels, Senior Vice President, CFO
MacroGenics, Inc.
1-301-251-5172, info@macrogenics.com

Karen Sharma, Senior Vice President
MacDougall Biomedical Communications
1-781-235-3060, ksharma@macbiocom.com